For:	Alamo Group Inc.

Contact:	Edward Rizzuti
EVP Corporate Development & Investor Relations
830-372-9600

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES STRONG OPERATING
RESULTS FOR THE SECOND QUARTER 2025

SEGUIN, Texas, August 6, 2025 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2025.

Highlights:

▪Net Sales of $419.1 million, up 0.7% vs. the second quarter of 2024 and up 7.2% vs. the first quarter of 2025

▪Industrial Equipment Division net sales of $240.7 million grew organically 17.6% year-over-year and 6.0% vs. the first quarter of 2025

▪Vegetation Management Division net sales of $178.4 million declined 15.7% year-over-year but grew 8.8% vs. the first quarter of 2025

▪Income from operations of $47.1 million, 11.2% of net sales – an 83 basis point improvement versus the second quarter of 2024

▪Net Income of $31.1 million up 9.8% versus the second quarter of 2024

▪Fully diluted EPS was $2.57 per share, an improvement of $0.22 per share compared to the second quarter of 2024; EPS results for the quarter include an unfavorable currency revaluation impact of $0.21 per share

▪Total debt was $213.1 million. Total debt net of cash was further reduced to $11.3 million, representing an improvement of $163.8 million or 93.5% compared to the second quarter in 2024 (1)

▪Backlog at the end of the second quarter was $687.2 million – an improvement of 2.8% from year-end 2024

▪Trailing twelve-month EBITDA of $219.1 million was 13.7% of Net Sales (1)

ALAMO GROUP ANNOUNCES 2025 SECOND QUARTER SALES AND EARNINGS Page 2

Second Quarter Results

Second quarter 2025 net sales of $419.1 million increased 0.7% compared to $416.3 million in the second quarter of 2024. Gross profit was $108.3 million or 25.8% of net sales compared to $108.2 million or 26.0% of net sales in the second quarter of 2024. SG&A expenses of $57.1 million or 13.6% of net sales declined by 6.1% compared to the second quarter in 2024, reflecting successful cost reduction efforts completed in 2024. Income from operations was $47.1 million or 11.2% of net sales, representing an increase of 83 basis points compared to the second quarter of 2024. The Vegetation Management Division second quarter sales of $178.4 million declined 15.7% versus second quarter of 2024 but increased sequentially by 8.8%. Division operating margin of 7.1% included costs associated with manufacturing facility consolidations. The Industrial Equipment Division sales of $240.7 million delivered strong organic growth of 17.6% compared to the second quarter of 2024 and increased 6.0% sequentially. The division delivered an operating margin of 14.3%, representing 93 basis points improvement versus the second quarter of 2024.

Net income was $31.1 million, or $2.57 per diluted share, compared to $28.3 million or $2.35 per diluted share, in the second quarter of 2024. The 9.8% increase year-over-year was driven by stronger operating results. Second quarter EPS included an unfavorable impact to net income of $2.5 million, or approximately $0.21 per share, primarily due to the revaluation of US dollar-denominated monetary assets held in our Canadian entities. By comparison, EPS in the second quarter of 2024 included a favorable impact of $0.2 million to net income, or approximately $0.02 per share.

The Company's backlog at the end of the second quarter remained healthy at $687.2 million. The Vegetation Management Division backlog held steady at $177.6 million, while the Industrial Equipment Division backlog remained strong at $509.6 million.

The Company’s balance sheet was exceptionally strong. Accounts receivable were $356.2 million with DSO of 81 days, an improvement versus prior year of 3 days. Inventory was $372.1 million compared to $385.1 million in the second quarter of 2024. Operating cash flow year-to-date was $36.9 million, resulting in cash and cash equivalents of $201.8 million at the end of the quarter.

As we look forward to the remainder of the year, we anticipate continued operational gains driven in part by improved productivity in the Vegetation Management Division. While the economic situation related to tariffs remains somewhat uncertain, we remain confident in our ability to navigate these headwinds and remain committed to capitalizing on growth opportunities.

ALAMO GROUP ANNOUNCES 2025 SECOND QUARTER SALES AND EARNINGS Page 3

Comments on Results

Jeff Leonard, Alamo Group’s President and Chief Executive Officer commented, “The Company’s solid second quarter results reflected improved operating margin performance. The results were primarily driven by sustained strong demand from governmental agencies and specialty contractors for products offered by the Industrial Equipment Division, coupled with encouraging sequential recovery in markets served by the Vegetation Management Division. While consolidated net sales growth was modest compared to a strong prior year second quarter, sequential improvement exceeded 7%.

We were pleased to have again demonstrated strong organic growth in the Industrial Equipment Division, where net sales in the quarter rose by nearly 18% compared to the same period last year. Notably, sales of vacuum trucks and snow removal equipment increased more than 20%, supported by healthy demand and market share gains. Strong sales and improved operating efficiencies in this division drove nearly one hundred basis point margin expansion to 14.3%. Ordering activity remained robust across all product groups, and backlog at quarter end in this division remained above $0.5 billion, providing solid visibility and a positive view of demand through year end.

The Vegetation Management Division continued to show modest but steady improvements in its key markets. As expected, net sales in this division were down approximately 16% compared to the second quarter of 2024 but rose nearly 9% sequentially. The division's operating margin reflected the effects of recent facility consolidation costs, which are now nearing completion. While backlog was reduced due to improving lead-times in the consolidated facilities, we were encouraged to see order volumes increase for the fifth consecutive quarter, resulting in a year-over-year increase for the first half of 2025.

The Company’s consolidated operating margin of 11.2% improved by eighty three basis points from the second quarter of 2024. Growth in the Industrial Equipment Division, combined with greater factory efficiencies, helped to offset some early-quarter softness in the Vegetation Management Division.

During the second quarter of 2025, we were pleased to welcome Ring-O-Matic to our Alamo Group family. Ring-O-Matic manufactures a full line of industrial vacuum excavation equipment, specializing in trailer-mounted units. The acquired business aligns well with our strategic focus on expanding market share and strengthening our current product portfolio and will be part of our Excavator and Vacuum Trucks group. The acquisition was funded with existing cash on hand.

ALAMO GROUP ANNOUNCES 2025 SECOND QUARTER SALES AND EARNINGS Page 4

Looking ahead, we remain optimistic regarding the Company's prospects for at least the next several quarters. Most market indicators during the second quarter were positive. Operationally, we expect that our Industrial Equipment Division will continue its strong performance through at least the end of the year and into 2026, while the Vegetation Management Division is poised to improve further, driven by stronger order flow supported by enhanced operational gains following the completion of our plant consolidations. While we remain mindful of ongoing global trade uncertainty, we firmly believe the Company is well positioned for continued improvement in operating performance. In addition, we expect to leverage our strong balance sheet to accelerate both organic and inorganic growth."

Earnings Conference Call
The Company will host a conference call to discuss the second quarter results on Thursday, August 7, 2025, at 8:30 a.m. ET. Hosting the call will be members of senior management. Individuals wishing to participate in the conference call should dial (866) 524-3159 (domestic) or (412) 317-6759 (international). For interested individuals unable to join the call, a replay will be available until Thursday, August 21, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (internationally), passcode 7888480.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events and Presentations”) on Thursday, August 7, 2025, beginning at 8:30 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution, and service of high-quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,800 employees and operates 27 plants in North America, Europe, Australia, and Brazil as of June 30, 2025. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease

ALAMO GROUP ANNOUNCES 2025 SECOND QUARTER SALES AND EARNINGS Page 5

outbreaks, geopolitical risks, including tariffs, trade wars, and the effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results. For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net sales:
Vegetation Management	$178,358	$211,535	$342,248	$435,282
Industrial Equipment	240,715	204,768	467,775	406,607
Total net sales	419,073	416,303	810,023	841,889

Cost of sales	310,781	308,122	598,890	622,076
Gross margin	108,292	108,181	211,133	219,813
	25.8%	26.0%	26.1%	26.1%

Selling, general and administration expense	57,136	60,817	111,466	121,411
Amortization expense	4,078	4,055	8,127	8,114
Income from operations	47,078	43,309	91,540	90,288
	11.2%	10.4%	11.3%	10.7%

Interest expense	(3,684)	(6,098)	(6,878)	(12,189)
Interest income	1,195	514	2,433	1,315
Other income (expense)	(3,183)	(65)	(3,846)	33

Income before income taxes	41,406	37,660	83,249	79,447
Provision for income taxes	10,300	9,336	20,343	19,003

Net Income	$31,106	$28,324	$62,906	$60,444

Net income per common share:

Basic	$2.59	$2.36	$5.24	$5.05

Diluted	$2.57	$2.35	$5.21	$5.02

Average common shares:
Basic	12,020	11,974	12,005	11,959

Diluted	12,083	12,044	12,066	12,032

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2025	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$201,823	$118,535
Accounts receivable, net	356,236	388,512
Inventories	372,074	385,136
Other current assets	12,461	15,293
Total current assets	942,594	907,476

Rental equipment, net	59,606	46,630

Property, plant and equipment	160,716	161,603

Goodwill	221,607	204,766
Intangible assets	145,040	159,708
Other non-current assets	28,086	25,787

Total assets	$1,557,649	$1,505,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$111,820	$102,947
Income taxes payable	3,973	12,829
Accrued liabilities	76,113	76,772
Current maturities of long-term debt and finance lease obligations	15,000	15,008
Total current liabilities	206,906	207,556

Long-term debt, net of current maturities	198,115	278,591
Long-term tax liability	626	490
Other long-term liabilities	25,975	23,964
Deferred income taxes	10,631	15,653
Total liabilities	442,253	526,254

Total stockholders’ equity	1,115,396	979,716

Total liabilities and stockholders’ equity	$1,557,649	$1,505,970

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Operating Income, Adjusted Net Income and Adjusted Diluted EPS, related to the impact of non-recurring items, of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 4 reflects Division performance inclusive of non-GAAP financial measures such as backlog and earnings before interest, tax, depreciation and amortization ("EBITDA").

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Non-recurring Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Operating Income - GAAP	$47,078	$43,309	$91,540	$90,288
(add: workforce reduction)	—	1,138	82	1,619
Adjusted Operating Income - non-GAAP	$47,078	$44,447	$91,622	$91,907

Net Income - GAAP	$31,106	$28,324	$62,906	$60,444
(add: workforce reduction)	—	866	62	1,232
Adjusted Net Income - non-GAAP	$31,106	$29,190	$62,968	$61,676

Diluted EPS - GAAP	$2.57	$2.35	$5.21	$5.02
(add: workforce reduction)	—	0.07	0.01	0.10
Adjusted Diluted EPS - non-GAAP	$2.57	$2.42	$5.22	$5.12

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2025	2024	% change from 2024	$	%

Vegetation Management	$178,358	$211,535	(15.7)%	$652	0.3%
Industrial Equipment	240,715	204,768	17.6%	415	0.2%
Total net sales	$419,073	$416,303	0.7%	$1,067	0.3%

	Six Months Ended June 30,			Change due to currency translation
	2025	2024	% change from 2024	$	%

Vegetation Management	$342,248	$435,282	(21.4)%	$(1,900)	(0.4)%
Industrial Equipment	467,775	406,607	15.0%	(2,475)	(0.6)%
Total net sales	$810,023	$841,889	(3.8)%	$(4,375)	(0.5)%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	June 30, 2025	June 30, 2024	Net Change

Current maturities	$15,000	$15,008
Long-term debt,net of current	198,115	278,591
Total debt	$213,115	$293,599

Total cash	201,823	118,535
Total Debt Net of Cash	$11,292	$175,064	$(163,772)

EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	December 31, 2024

Net Income	$62,906	$60,444	$118,392	$115,930

Interest, net	4,445	10,874	11,482	17,911
Provision for income taxes	20,343	19,003	35,038	33,698
Depreciation	19,217	18,093	37,981	36,857
Amortization	8,127	8,114	16,240	16,227
EBITDA	$115,038	$116,528	$219,133	$220,623

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Vegetation Management Division Performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Backlog			$177,625	$217,967

Net Sales	$178,358	$211,535	342,248	435,282

Income from Operations	12,751	16,006	26,063	37,685
	7.1%	7.6%	7.6%	8.7%

Depreciation	4,253	4,434	8,305	8,767
Amortization	2,946	2,928	5,866	5,859
Other income (expense)	(2,288)	102	(2,591)	274

EBITDA	17,662	23,470	37,643	52,585
	9.9%	11.1%	11.0%	12.1%

Industrial Equipment Division Performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Backlog			$509,610	$550,922

Net Sales	$240,715	$204,768	467,775	406,607

Income from Operations	34,327	27,303	65,477	52,603
	14.3%	13.3%	14.0%	12.9%

Depreciation	5,519	4,724	10,912	9,326
Amortization	1,132	1,127	2,261	2,255
Other income (expense)	(895)	(167)	(1,255)	(241)

EBITDA	40,083	32,987	77,395	63,943
	16.7%	16.1%	16.5%	15.7%